Exhibit 99.1

Prime Number Acquisition I Corp. Announces Results of the Special Meeting of the Stockholders and Intention to Extend the Deadline for an Initial Business Combination

New York, NY– May 15, 2023 – Prime Number Acquisition I Corp. (NASDAQ: PNACU) (the “Company”), a blank check company incorporated as a Delaware corporation, today announced it held a special meeting of the stockholders (the “Special Meeting”) and obtained the stockholders’ approval for the proposals.

At the Special Meeting, the stockholders of the Company approved to amend the Company’s Certificate of Incorporation (the “Charter”) to allow the Company until May 17, 2023 to consummate an initial business combination and may elect to extend the period to consummate an initial business combination up to six times, each by an additional one-month period, for a total of up to six months to November 17, 2023, by depositing to the Company’s trust account (the “Trust Account”) the lesser of (i) $125,000 for all public shares and (ii) $0.045 for each public share for each one-month extension (each such deposit, a “Monthly Extension Payment”).

Pursuant to the Company’s amended Charter, the Company may extend on monthly basis from May 17, 2023 until November 17, 2023 or such an earlier date as may be determined by its board to complete a business combination by depositing the Monthly Extension Payment for each month into the Trust Account.

The Company intends to extend the deadline that it must complete its initial business combination from May 17, 2023 to June 17, 2023 and will cause the Sponsor or its designee to deposit an aggregate of $125,000 into the Trust Account.

About Prime Number Acquisition I Corp.

Prime Number Acquisition I Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses with one or more businesses or entities, provided that it will not undertake its initial business combination with any entity being based in or having the majority of the company’s operations in China (including Hong Kong and Macau). None of its founders or the Company is affiliated with Prime Number Capital LLC, an underwriter for the Company’s initial public offering (the “IPO”).

Forward-Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the "Risk Factors" section of the Company’s Annual Report on Form 10-K filed on April 3, 2023. Such forward-looking statements include the successful consummation of the Company's initial public offering or exercise of the underwriters' over-allotment option. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact Information:

Prime Number Capital, LLC

Ms. Xiaoyan Jiang, Chairwoman

Email：xj@pncps.com

Phone: 516-582-9666